EXHIBIT 5.1

[Letterhead of Orrick, Herrington & Sutcliffe LLP]

May 31, 2002

SonoSite, Inc.
21919 30th Drive SE
Bothell, Washington 98021-3904

Re:	Registration Statement on Form S-8 for the SonoSite, Inc. 1998 Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to SonoSite, Inc. (the “Company”) in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), that the Company is filing with the Securities and Exchange Commission with respect to 500,000 additional shares of common stock, $.01 par value per share (the “Shares”), issuable under the SonoSite, Inc. 1998 Stock Option Plan, as amended and restated February 13, 2002 (the “1998 Plan”).

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based on and subject to the foregoing, we are of the opinion that, when issued in accordance with the terms and conditions of the 1998 Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/    ORRICK, HERRINGTON & SUTCLIFFE LLP